[Letterhead of Sellers & Andersen, L.L.C.]



February 25, 2004

Securities and Exchange Commission
Washington D.C. 20549


Ladies and Gentlemen:

We have read the statements included under Item 4 in the Form 8-K/A dated February 19, 2004, of Oak Ridge Micro-Energy, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements therein insofar as they relate to our firm.

Very truly yours,

/s/ L. Rex Andersen

L. Rex Andersen